Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-74862, 333-145484, 333-188519 and 333-196639 on Form S-8 and 333-200827 on Form S-1 of our report dated March 11, 2016, relating to the consolidated financial statements and financial statement schedule of Cross Country Healthcare, Inc., and the effectiveness of Cross Country Healthcare, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cross Country Healthcare, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Boca Raton, Florida
March 11, 2016